EXHIBIT 33.3

Management Assessment

Management of ING USA Annuity and Life Insurance Company (the Company) is responsible for assessing compliance with applicable servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission relating to the servicing of ING USA Global Funding Trust 3.

The Company’s management has assessed the effectiveness of the Company’s compliance with the applicable servicing criteria as of December 31, 2006 and for the period from January 1, 2006 through December 31, 2006. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

Based on such assessment, management believes that, as of December 31, 2006 and for the period from January 1, 2006 through December 31, 2006, the Company has complied in all material respects with the servicing criteria set forth in Item 1122(d)(3)(i) of Regulation AB of the Securities and Exchange Commission relating to the servicing of the ING USA Global Funding Trust 3 except as listed below.

The Company filed the required information for one payment made during 2006 with the SEC on Form 8-K, rather than Form 10-D, as required under Regulation AB.  The Company filed a Form 10-D at a later date in order to file the correct form with the SEC.

The Company has determined all other requirements listed in Item 1122(d) as being inapplicable to the activities it performs with respect to the asset-backed securities transactions being serviced.

Ernst & Young LLP, a registered public accounting firm, has issued an attestation report with respect to management’s assessment of compliance with the applicable servicing criteria as of December 31, 2006 and for the period from January 1, 2006 through December 31, 2006.

/s/ Karen Czizik Karen Czizik Vice President March 28, 2007